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Exhibit 99.6

Wachovia Capital Markets, LLC
Four Embarcaredo Center, 9th Floor
San Francisco, CA 94111

April 8, 2008

Kratos Defense & Security Solutions, Inc.
4810 Eastgate Mall
San Diego, CA 92121

Re:
Registration Statement on Form S-4 Kratos Defense & Security Solutions, Inc. (File No. 333-            ) Relating to the Registration of 32,500,000 Shares of Common Stock, Par Value $0.001 Per Share, filed as of April 9, 2008 (the "Registration Statement")

Ladies and Gentlemen:

        Reference is made to our opinion letter, dated February 20, 2008, with respect to the fairness, from a financial point of view, to Kratos Defense & Security Solutions, Inc., a Delaware corporation ("Kratos"), of the Exchange Ratio, as defined in the Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated February 20, 2008, by and between Kratos, White Shadow, Inc., a Delaware corporation and wholly owned subsidiary of Kratos, and SYS, a California corporation.

        The foregoing opinion was provided for the information and use of the Board of Directors of Kratos in connection with their consideration of the transaction contemplated by the Merger Agreement. We understand that Kratos has determined to include our opinion in the Registration Statement and in connection therewith, we are providing this consent.

        In that regard, we hereby consent to the reference to our opinion under the captions "Summary—Opinions of Financial Advisors—Kratos Financial Advisor" and "The Merger—Opinion of Financial Advisor to the Kratos Board of Directors", and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Wachovia Capital Markets, LLC
WACHOVIA CAPITAL MARKETS, LLC.

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  Exhibit 99.6